Exhibit 10.1

September 30, 2016

Rodney Schutt

15480 Eastvale Road

Poway, CA 92064

Dear Rodney,

In connection with the termination of your employment with Turtle Beach Corporation (the “Company”) as of September 30, 2016, subject to and conditioned upon (a) your continuing compliance with the “Turtle Beach Corporation Proprietary Information and Employment Agreement” (your “Restrictive Covenant Agreement”) and any other contractual or other obligations you may have to the Company or its affiliates, (b) your signing of the Separation Agreement and General Release (the “Release”) to be provided to you by the Company, which will include a written waiver and release of any and all claims against the Company (and related persons/entities) and non-disparagement obligation, within 45 days following your termination of employment such that it becomes effective, (c) your execution and delivery of, and compliance with, this letter, the Release, and the consulting agreement previously provided to you, you will be entitled to the following payments and benefits:

(i) continuation of your annual salary for a period of six (6) months following the date hereof, payable in accordance with the Company’s regular payroll practices beginning on the first regular payroll date of the Company following the date on which the Release becomes effective, with the first such payment to include any salary continuation payment that would have been paid to you hereunder but for the fact that the Release had not yet become effective,

(ii) a pro-rata portion of the bonus, if any, you otherwise would have received under the Company’s annual bonus plan for the year of termination, payable at the time the Company pays bonuses to its executives generally for this year, but no earlier than the date on which the Release becomes effective,

(iii) provided that (1) you use your best efforts to secure alternative employment or consulting with a new employer or other third party, whether or not compensated, (2) you immediately notify the Company if and when you are offered, accept, or commence employment or consulting with a new employer or other third party, whether or not compensated, and (3) upon request by the Company, you provide written confirmation (prior to any payment described in this clause (iii) or upon other intervals as may be requested by the Company at any time) that, despite your best efforts, you have not been offered, accepted, or commenced employment or consulting with a new employer or other third party, whether or not compensated, the Company will provide salary continuation payments for the period commencing on the day immediately following the expiration of the six-month period described in clause (i) of this sentence and ending on the earlier of (A) the earliest of the date you are offered, accept, or commence employment or consulting with a new employer or other third party, whether or not compensated, and (B) September 30, 2017, payable in accordance with the Company’s regular payroll practices;

(iv) during the six-month period during which you are receiving the salary continuation payments described in clause (i) of this sentence and subject to your timely election of and continued eligibility for COBRA continuation coverage for yourself and your eligible dependents, the Company will pay or reimburse you for one-half of the applicable premiums for the continued coverage of you and your eligible dependents under the Company’s medical and dental plans, in an amount not to exceed $1,367.78 per month; and

(v) the Company shall pay Professional Relocation & Consulting Services, Inc., or a similar provider of the Company’s choosing, the reasonable costs, up to a maximum of $50,000, of (i) transporting in one trip (including loading and unloading) your household goods (other than your wine collection) from your primary residence in California to your residence in Illinois and a designated storage facility in Illinois, (ii) assist you in packing your wine collection, loading it into your vehicle at your primary residence in California and unloading it at your residence in Illinois and (iii) subsequently transporting in one trip (including loading and unloading) any such household goods from such designated storage facility in Illinois to your residence in Illinois no later than

100 Summit Lake Drive Ste 100, Valhalla, NY 10595      Tel: 914.345.2255      Fax: 914.345.2266      www.turtlebeach.com

September 30, 2017; provided that (1) the Company shall not be required to pay any such costs that are eligible for payment or reimbursement under the relocation policy of a subsequent employer and (2) the Company shall not be required to pay the costs of transporting (including loading and unloading) any such household goods from a designated storage facility in Illinois to a residence outside of Illinois, whether or not such costs are eligible for payment or reimbursement under the relocation policy of a subsequent employer.

Unless determined otherwise by the Company, all payments and benefits described in this letter will be treated as taxable income to you and will be made less all applicable withholdings and deductions. You shall not be entitled to any payments or benefits hereunder unless and until the Release becomes effective.

This letter supersedes any conflicting or similar terms and provisions of your offer letter with the Company dated July 16, 2014.

Sincerely,

/s/ Juergen Stark
Juergen Stark, CEO
Acknowledged and Agreed:

/s/ Rodney Schutt
Rodney Schutt

100 Summit Lake Drive Ste 100, Valhalla, NY 10595      Tel: 914.345.2255      Fax: 914.345.2266      www.turtlebeach.com